EXHIBIT 99.1

cbdMD, Inc. Addresses Executive SEC Matter

June 1, 2022, cbdMD, Inc. (NYSE American: YCBD, YCBDpA), announced today that the company has learned that the Securities and Exchange Commission (“SEC”) has brought a civil action against Martin Sumichrast, relating to a private company previously managed by Mr. Sumichrast, which was dissolved in early 2020. The company notes that the complaint does not allege any wrongdoing by cbdMD, Inc. However, the complaint states that Mr. Sumichrast engaged in a series of transactions with entities in which he personally had a conflict of interest, including the company during 2017 and 2018.  The SEC seeks injunctive and equitable relief, including an officer-and-director bar against Mr. Sumichrast.  Mr. Sumichrast serves as the company’s chairman and chief executive officer.  The company’s board of directors has formed a special committee of independent directors to review the SEC action to evaluate the consequences on the company, if any, and, together with counsel, promptly recommend an appropriate course of action to the board. The special committee will also endeavor to monitor the action.  Mr. Sumichrast has agreed to cooperate fully with the special committee while focusing on executing cbdMD’s commitment to remaining one of the nation’s leading and most highly trusted and recognized CBD companies.

About cbdMD, Inc.

cbdMD, Inc. is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products as well as our new Full Spectrum products. Our cbdMD brand currently includes over 130 SKUs of high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD bath bombs, CBD sleep aids and CBD drink mixes. Our Paw CBD brand of pet products includes over 45 SKUs of veterinarian-formulated products including tinctures, chews, topicals products in varying strengths, and our CBD Botanicals brand of beauty and skincare products features 15 SKUs, including facial oil and serum, toners, moisturizers, clear skin, facial masks, exfoliants and body care. To learn more about cbdMD and their comprehensive line of U.S. grown, THC-free1 CBD oil and Full Spectrum products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retail outlets that carry cbdMD’s products.